EXHIBIT 11.0

         KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

            COMPUTATION OF EARNINGS PER COMMON SHARE

                                 Three months ended       Nine months
                                   September 30,       ended September 30,
                                -------------------    -------------------
                                1995          1994      1995        1994
                                -------------------    -------------------
                                 ($ in thousands, except per share
                                             amounts)
Net earnings (loss)             $ (6,598)    3,606       3,287      9,696
                                 =======    ======      ======     ======
Shares:
   Weighted average number
     of common shares
     outstanding                  27,472    28,439      27,995     28,419
   Common equivalent shares
     for dilutive effect
     of assumed exercise
     of stock options                --        290         314        322
                                  ------    ------      ------     ------
                                  27,472    28,729      28,309     28,741
                                  ======    ======      ======     ======
Earnings (loss) per share
  of common stock                $  (.24)      .13         .12        .34
                                  ======    ======      ======     ======